Exhibit 99.1

Scripps reports fourth-quarter results;
nears completion of historic transaction

For immediate release
March 4, 2015

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the fourth quarter of 2014. Unless otherwise indicated, all operating results comparisons are to the fourth quarter ended Dec. 31, 2013.

The company also is approaching completion of a transaction that will merge the Journal Communications broadcast operations into Scripps and combine its newspapers in a new company with those of Journal. Shareholder votes related to the deal are scheduled for March 11. Upon close, Scripps will become the nation’s fifth-largest independent local broadcaster.

In the fourth quarter of 2014, television operating revenues were up almost 28 percent, driven by $32.6 million of political advertising, incremental revenue from the two stations acquired from Granite in the second quarter, and a 38 percent increase in retransmission revenue from our legacy stations.

Operating revenues in the newspaper segment declined 7.9 percent during the 2014 quarter. Subscription revenue remained relatively flat.

Commenting on the fourth quarter, Scripps Chairman, President and CEO Rich Boehne said:
"Political advertising revenue was the catalyst for our strong television division revenue growth in the fourth quarter, contributing nearly $33 million. Although it displaced many of our core TV advertisers, the political ad surge helped drive a 28 percent jump over fourth quarter of 2013. Retransmission revenue was another big contributor to our quarterly performance.
“Also in the fourth quarter, we completed contract negotiations with ABC covering 10 television stations from 2015 through 2019. We have a long-standing and mutually beneficial relationship with ABC, and all sides will benefit from the outcome of this agreement, which includes an enhanced partnership in Watch ABC, the network’s over-the-top TV service.
“We are focused on digital video, and in the fourth quarter, we got a big boost when we added the Newsy video players onto our local newspaper and television websites. Across all of our digital businesses, we served up more than 235 million video views, the majority of them through Newsy’s reach. Digital video is a fast-growing marketplace that supports premium rates for pre-roll advertising. The large and growing Newsy audiences give us the opportunity to take advantage of those new revenue sources.
“Finally, we are moving rapidly to close our transactions with Journal Communications after receiving clearance from the Securities and Exchange Commission last month. These transactions will create pure-play broadcast and newspaper companies able to fully focus on their industry opportunities. Following the shareholder votes on March 11, we hope to move smoothly to an early second-quarter close.
“Once we complete the deal, Scripps will own 33 television stations and 34 radio stations in 27 markets as well as dozens of digital news and information products both in our local markets and with a national reach.”

Consolidated revenues increased 11 percent, or $24.9 million, to $246 million during the quarter.

Costs and expenses for segments, shared services, and corporate were $199 million, an increase of $10.6 million or 5.6 percent, primarily driven by expenses from the two Granite stations and $1.2 million of incremental expenses to expand digital operations by hiring sales people and creating digital-only content.

The company reported income from operations before income taxes of $18.1 million, compared to $7.1 million in the 2013 quarter. Included in the fourth quarter 2014 pre-tax income is $4.6 million of acquisition and integration costs for the Journal Communications transaction. We also recorded a $5.8 million non-cash write-off, primarily for a minority investment in a newspaper content business. The 2013 fourth-quarter pre-tax income included a $3 million non-cash charge for losses on investments and a $4.6 million non-cash charge to write off loan fees related to debt refinancing.

In the fourth quarter of 2014, net income attributable to Scripps was $15.7 million, or 27 cents per share, while in the fourth quarter of 2013 net income attributable to Scripps was $7.9 million, or 14 cents per share. In the 2014 quarter, acquisition-integration costs and investment write-offs reduced earnings per share by approximately 11 cents. The tax expense for the quarter includes $6.4 million, or 11 cents per share, in favorable adjustments to the company’s tax reserves. In the 2013 quarter, the write-off of investments and loan fees reduced earnings per share by approximately 8 cents.

Fourth-quarter results by segment are as follows:

Television
Revenue from the television division was $147 million, up $32.1 million or 28 percent.
Advertising revenue by type was:

•	Local, down 1 percent to $62.3 million

•	National, down 8.3 percent to $29 million

•	Political, $32.6 million in 2014 compared to $2.1 million in 2013

•	Digital, up 24 percent to $5.9 million

Retransmission revenue was up 41 percent to $15.8 million.

Total segment expenses increased 12 percent to $91 million. Driving the increase were higher digital costs, higher employee-related costs, and higher network fees tied to the increase in retransmission revenue.

On a same-station basis, total revenue increased 22 percent, and total costs and expenses increased 4.8 percent.

Segment profit in the television division was $56.3 million in the 2014 quarter compared to $33.8 million in the prior-year quarter.

Newspapers
Revenue from newspapers in the fourth quarter was $95.1 million, a 7.9 percent decline from the prior-year period.

Advertising and marketing services revenue was $60 million, down 9.7 percent.

Advertising and marketing services revenue by type was:

•	Classified, down 5.9 percent to $14.9 million

•	Real Estate - up 4.7 percent

•	Employment -up 2 percent

•	Automotive - down 8.3 percent

•	Local, down 8.4 percent to $19.7 million

•	Preprint and other, down 12.4 percent to $18 million

•	National, down 49 percent to $1.1 million

•	Digital, down 1 percent to $6.3 million

Subscription revenue was relatively flat compared to the year-ago quarter.

Expenses for the newspaper group were $89.1 million, down 1.2 percent due to lower employment levels, although severance costs were $1 million higher than fourth-quarter 2013.

Fourth-quarter segment profit in the newspaper division was $6 million compared to $13.1 million in the 2013 quarter.

Shared services and corporate
The shared services and corporate line of the company’s financial statements includes investment in digital operations.

Shared services and corporate expenses were $15.1 million, up $0.3 million.

Financial condition
On Dec. 31, cash and cash equivalents totaled $158 million while total debt was $198 million.

The company did not repurchase any shares during the fourth quarter of 2014. The merger agreement with Journal Communications precludes either company from repurchasing shares prior to closing the transactions.

Year-to-date results
Comparisons below are to the full year of 2013.

In 2014, revenue was $869 million compared to $817 million last year. Political advertising was $58 million compared to $4.3 million.

Costs and expenses for segments, shared services and corporate were $769 million, an increase of $27.6 million. The 2014 period includes $9.9 million of incremental expenses to grow digital operations, two full quarters of costs to operate the Granite stations, and higher network fees tied to the increase in retransmission revenue.

The company reported income from operations before income taxes of $12.3 million in 2014 compared to a loss from operations before income taxes of $8.6 million in 2013. The 2014 year-to-date results were impacted by a $4.1 million charge to exit a multi-employer pension plan, $14 million of Journal- and Granite-related acquisition and integration costs, a $5.9 million non-cash charge for losses on investments, and a $3 million gain on the sale of land. In 2013, the company incurred a $4.5 million non-cash charge for losses on investments and a $4.6 million non-cash charge to write off loan fees related to debt refinancing.

In 2014, net income was $10.5 million, or 18 cents per share, compared to a net loss of $0.5 million, or 1 cent per share, in 2013. Acquisition and integration costs, charges related to the withdrawal from a multi-employer pension plan, investment write-offs and a gain on sale of land reduced earnings per share by approximately 22 cents in 2014. The tax expense for 2014 includes $6.4 million, or 11 cents per share, in favorable adjustments to the company’s tax reserves. The 2013 write-off of investments and loan fees reduced the prior-year earnings per share by approximately 10 cents. The tax benefit for the 2013 period includes $3.1 million, or 5 cents per share, in favorable adjustments to the company’s tax reserves.

Looking ahead
Due to the timing of the proposed closing of the transactions with Journal Communications, the company is not providing guidance for the first quarter. We will provide second-quarter and full-year guidance when we share first-quarter 2015 results in early May.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Information” menu bar, then “audio archives”.

To access the conference call by telephone, dial (800) 230-1074 (U.S.) or (612) 288-0329 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps fourth-quarter earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time March 4 until 11:59 p.m. March 18. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 352923.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "Investor Information," then "audio archives".

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of media brands. In July, Scripps announced a deal with Journal Communications to merge its 21 local television stations with 12 Journal television stations and 34 radio stations, which will make Scripps the nation’s fifth-largest broadcasting group. The two companies also agreed to spin off their combined newspaper interests to form a new publicly traded company, to be called Journal Media Group. Scripps runs an expanding collection of local and national digital journalism and information businesses, including mobile video news service Newsy and weather app developer Weathersphere. Scripps also produces television shows including The List and Let’s Ask America, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps’ motto is “Give light and the people will find their own way.”

###

Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

Additional Information and Where to Find It
The proposed transactions involving Journal and Scripps will be submitted to the holders of class A and class B common stock of Journal and to the holders of Common Voting shares of Scripps for their consideration. In connection with the proposed transactions, Scripps filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that includes a joint proxy statement of Journal and Scripps and that also constitutes a prospectus of Scripps. This registration statement was declared effective by the SEC on February 6, 2015. Scripps filed with the SEC the joint proxy statement/prospectus on February 6, 2015 and began mailing it to Scripps shareholders on or about February 10, 2015. Scripps urges investors and shareholders to read the joint proxy statement/prospectus, as well as other documents filed with the SEC, because they contain important information. Investors and shareholders may obtain the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov, from Journal upon request to Jason R. Graham, Senior Vice President - Finance and Chief Financial Officer, at 414-224-2440 or jgraham@jrn.com, or from Scripps Investor Relations Officer Carolyn Micheli at carolyn.micheli@scripps.com or 513-977-3732.

Forward-Looking Statements
This communication contains certain forward-looking statements with respect to the financial condition, results of operations and business of Scripps and the combined businesses of Journal and Scripps and certain plans and objectives of Scripps with respect thereto, including the expected benefits of the proposed spin and merger transactions. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the proposed transactions; the possibility that the expected synergies and value creation from the proposed transactions will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the proposed transactions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, licensing requirements and tax matters; and the possibility that the proposed transactions do not close, including, but not limited to, due to the failure to satisfy the closing conditions. These forward-looking statements are based on numerous assumptions and assessments made by Scripps in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors that it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Scripps does not assume any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Scripps’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its reports filed on Form 10-Q and Form 8-K.
Participants in Solicitation
Scripps and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transactions is set forth in the joint proxy statement/prospectus. You can find information about Scripps’ directors and executive officers in its Annual Report for the year ended December 31, 2013, on Form 10-K filed with the SEC on March 4, 2014, and the definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on March 21, 2014. You can find information about Journal’s directors and executive officers in its Annual Report for the year ended December 29, 2013, on Form 10-K filed with the SEC on March 10, 2014, and the definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on March 21, 2014. These documents can be obtained free of charge from the sources indicated above.

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share data)	2014	2013	2014	2013

Operating revenues	$245,728	$220,830	$869,068	$816,871
Segment, shared services and corporate expenses	(198,975)	(188,405)	(769,147)	(741,577)
Defined benefit pension plan expense	(1,475)	(1,809)	(10,000)	(8,837)
Acquisition and related integration costs	(4,566)	—	(13,974)	—
Restructuring costs	—	(1,202)	—	(4,893)
Depreciation and amortization	(12,551)	(12,078)	(49,070)	(47,762)
(Losses) gains, net on disposal of property, plant and equipment	(601)	(26)	2,260	(166)
Operating expenses	(218,168)	(203,520)	(839,931)	(803,235)
Operating income	27,560	17,310	29,137	13,636
Interest expense	(2,147)	(2,524)	(8,494)	(10,448)
Miscellaneous, net	(7,328)	(7,735)	(8,389)	(11,760)
Income (loss) from operations before income taxes	18,085	7,051	12,254	(8,572)
(Provision) benefit for income taxes	(2,373)	562	(2,032)	7,848
Net income (loss)	15,712	7,613	10,222	(724)
Net loss attributable to noncontrolling interests	(5)	(250)	(307)	(250)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$15,717	$7,863	$10,529	$(474)
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.27	$0.14	$0.18	$(0.01)

Weighted average basic shares outstanding	56,763	55,980	56,342	56,516
See notes to results of operations.

Notes to Results of Operations
1. ACQUISITION AND RELATED INTEGRATION COSTS
Acquisition and related integration costs of $14 million in 2014 include costs associated with the acquisition of two television stations from Granite Broadcasting as well as costs associated with the proposed transaction with Journal Communications, Inc. ("Journal"), whereby we will spin-off our newspaper operations and acquire Journal's broadcast business.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 11 ABC affiliates, three NBC affiliates and two independent stations that we operate as duopolies with our Kansas City NBC affiliate and our Detroit ABC affiliate. We also own five Azteca America affiliates. Our television stations reach approximately 14% of the nation’s households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable and satellite operators.
Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry. Newsy, a digital video news service, and WeatherSphere, a provider of weather-related mobile apps, are also included in syndication and other.
We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which are not allocated to our television and newspaper segments, is included in shared services and corporate.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Television	$147,318	$115,215	27.9%	$486,322	$422,763	15.0%
Newspapers	95,103	103,228	(7.9)%	370,316	384,514	(3.7)%
Syndication and other	3,307	2,387	38.5%	12,430	9,594	29.6%
Total operating revenues	$245,728	$220,830	11.3%	$869,068	$816,871	6.4%

Segment profit (loss):
Television	$56,294	$33,845		$134,885	$99,790
Newspapers	6,024	13,108		20,783	27,965
Syndication and other	(486)	247		(1,871)	102
Shared services and corporate	(15,079)	(14,775)		(53,876)	(52,563)
Defined benefit pension plan expense	(1,475)	(1,809)		(10,000)	(8,837)
Acquisition and related integration costs	(4,566)	—		(13,974)	—
Restructuring costs	—	(1,202)		—	(4,893)
Depreciation and amortization	(12,551)	(12,078)		(49,070)	(47,762)
(Losses) gains, net on disposal of property, plant and equipment	(601)	(26)		2,260	(166)
Interest expense	(2,147)	(2,524)		(8,494)	(10,448)
Miscellaneous, net	(7,328)	(7,735)		(8,389)	(11,760)
Income (loss) from operations before income taxes	$18,085	$7,051		$12,254	$(8,572)

The following table presents operating revenue for our television segment:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$62,332	$62,968	(1.0)%	$236,772	$232,358	1.9%
National	28,978	31,595	(8.3)%	109,448	118,375	(7.5)%
Political	32,642	2,130		57,981	4,272
Retransmission	15,776	11,160	41.4%	56,185	42,505	32.2%
Digital	5,864	4,712	24.4%	19,357	16,822	15.1%
Other	1,726	2,650	(34.9)%	6,579	8,431	(22.0)%
Total operating revenues	$147,318	$115,215	27.9%	$486,322	$422,763	15.0%

The following table presents operating revenue for our newspaper segment:

	Three months ended December 31,			Years ended December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Local	$19,690	$21,503	(8.4)%	$72,400	$76,722	(5.6)%
Classified	14,932	15,868	(5.9)%	64,028	67,324	(4.9)%
National	1,111	2,178	(49.0)%	4,462	7,607	(41.3)%
Preprint and other	18,003	20,551	(12.4)%	62,166	67,420	(7.8)%
Digital advertising and marketing services	6,279	6,342	(1.0)%	24,964	26,277	(5.0)%
Advertising and marketing services	60,015	66,442	(9.7)%	228,020	245,350	(7.1)%
Subscriptions	30,829	31,011	(0.6)%	121,565	117,762	3.2%
Other	4,259	5,775	(26.3)%	20,731	21,402	(3.1)%
Total operating revenues	$95,103	$103,228	(7.9)%	$370,316	$384,514	(3.7)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$158,459	$221,255
Other current assets	170,201	180,799
Total current assets	328,660	402,054
Investments	9,530	16,567
Property, plant and equipment	343,389	353,797
Goodwill	106,261	27,966
Other intangible assets	189,260	137,862
Deferred income taxes	37,946	8,733
Other long-term assets	17,685	19,151
TOTAL ASSETS	$1,032,731	$966,130

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,004	$16,529
Customer deposits and unearned revenue	29,948	28,633
Current portion of long-term debt	2,000	2,000
Accrued expenses and other current liabilities	81,586	65,959
Total current liabilities	134,538	113,121
Long-term debt (less current portion)	196,000	198,000
Other liabilities (less current portion)	182,260	107,272
Total equity	519,933	547,737
TOTAL LIABILITIES AND EQUITY	$1,032,731	$966,130

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2014	2013	2014	2013

Numerator (for basic and diluted earnings per share)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$15,717	$7,863	$10,529	$(474)
Less income allocated to RSUs	(336)	(217)	(240)	—
Numerator for basic and diluted earnings per share	$15,381	$7,646	$10,289	$(474)
Denominator
Basic weighted-average shares outstanding	56,763	55,980	56,342	56,516
Effective of dilutive securities:
Stock options held by employees and directors	711	1,292	897	—
Diluted weighted-average shares outstanding	57,474	57,272	57,239	56,516